Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway
Suite 302
Atlanta, Georgia 30350

August 3, 2004

To Our Shareholders:

At the 2004 annual shareholders meeting of Roberts Realty Investors, Inc. held July 21, 2004, our shareholders approved an amendment to our articles of incorporation that (a) increased the stock ownership limitation of Charles S. Roberts, the company’s Chairman of the Board of Directors, President and Chief Executive Officer, from 25% to 35% of the company’s outstanding shares of common stock, and (b) decreased the stock ownership limitation for all other shareholders of the company from 6% to 3.7% of the outstanding shares of common stock.

Although the amendment prohibits any shareholder (other than Mr. Roberts) who now beneficially owns more than 3.7% of the company’s outstanding common shares from increasing that ownership in the future, the shareholder can retain indefinitely the shares the shareholder now owns, as well as exchange for shares of common stock any units of limited partnership interest in Roberts Properties Residential, L.P. the shareholder now owns.

Any shareholder who beneficially owns more than 3.7% of the company’s shares must report that fact to the company by August 31, 2004. Based on the current number of shares outstanding, if you own more than an aggregate of 195,000 shares of the company and/or units of limited partnership interest in Roberts Properties Residential, L.P., in any combination, then you likely exceed the 3.7% threshold, and you must report your ownership in shares and units to us. If you beneficially own less than a total of 195,000 shares of the company and/or units of limited partnership interest in Roberts Properties Residential, L.P., in any combination, you are not required to take any action at this time.

This reporting obligation is consistent with applicable I.R.S. rules, which require shareholders to disclose in writing to the company, on its demand, any information with respect to their direct and indirect ownership of common stock that the company deems necessary to ensure compliance with the REIT ownership restrictions.

If you are required to report your ownership of shares and units as described above, please send that information to my attention as follows: Mr. Greg Burnett, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

We appreciate your patience and cooperation throughout the proxy voting and we apologize for any inconvenience caused by the proxy solicitation process. We are gratified by the overwhelming support shown by our shareholders in favor of the amendment.

Sincerely,

Greg M. Burnett
Chief Financial Officer and
Corporate Secretary